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                                                                     EXHIBIT 5.1

                                December 3, 1997

Physicians' Specialty Corp.
1150 Lake Hearn Drive
Suite 640
Atlanta, GA 30342

Gentlemen:

     You have requested our opinion with respect to the issuance by Physicians' Specialty Corp., a Delaware corporation (the "Company"), of an aggregate of 250,000 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), issuable under the Company's 1997 Employee Stock Purchase Plan (the "Plan"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act").

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such, we have assumed the genuinesness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

     Based upon the foregoing, it is our opinion that the Shares issuable under the Plan will be, when sold, paid for and issued as contemplated by the terms of the Plan, duly and validly issued and fully paid and nonassessable.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name in the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                              Very truly yours,



                              BACHNER, TALLY, POLEVOY & MISHER LLP